Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 and Prospectus of Chicopee Bancorp, Inc. (proposed holding company for Chicopee Savings Bank) of our report, dated March 10, 2006 with respect to the consolidated financial statements of Chicopee Savings Bank and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005, and to the use of our name and the references to us, as appearing under the heading “Experts” in the Prospectus.

/s/ Berry, Dunn, McNeil & Parker

Berry, Dunn, McNeil & Parker

Portland, Maine

March 15, 2006